UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 28, 2010
PMC COMMERCIAL TRUST
(Exact name of registrant as specified in its charter)

TEXAS	1-13610	75-6446078

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17950 Preston Road, Suite 600, Dallas, TX	75252

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (972) 349-3200
NONE
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On December 28, 2010, PMC Commercial Trust (the “Company”) and its wholly owned subsidiary, First Western SBLC, Inc. (“First Western”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, National Association, as a lender and as agent for the lenders (in such capacity, the “Administrative Agent”) and the lenders named therein. The Credit Agreement amends and restates in its entirety the Credit Agreement dated February 29, 2004 among the Company, Bank One, NA (predecessor-in-interest to JPMorgan Chase Bank, National Association), as administrative agent and the lenders therein (as amended).
The Credit Agreement added First Western as a borrower under the revolving credit facility with a borrowing availability of up to $7.5 million. The total amount available under the Credit Agreement remained at $30 million, the maturity remained December 31, 2011 and all other material terms remained the same. In addition, the Company guaranteed the obligation of First Western and certain covenants were modified. All amounts borrowed under the Credit Agreement are secured by a security interest in, among other things, the Company’s loans receivable and the capital stock of First Western.
The interest rate payable under the Credit Amendment was not modified and is equal to LIBOR plus 3% or the Administrative Agent’s prime rate. The prime rate option has a floor so that it will not at any time be less than LIBOR plus 2.5%. The Credit Agreement contains customary terms and provisions (including representations and warranties, covenants, conditions and events of default) for transactions of this type. Certain covenants, among other things, restrict the Company’s and its subsidiaries’ ability to incur indebtedness, grant liens, make investments and sell assets.
The foregoing summary is qualified in its entirety by reference to the full text of the documents attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Form 8-K, which exhibits are incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

10.1	Amended and Restated Credit Agreement between PMC Commercial Trust and First Western SBLC, Inc. and JPMorgan Chase Bank, National Association, as Administrative Agent, dated December 28, 2010
10.2	Amended and Restated Revolving Note
10.3	Revolving Note
10.4	Guaranty

SIGNATURE
Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: January 3, 2011

PMC COMMERCIAL TRUST
By:	/s/ Barry N. Berlin
Barry N. Berlin, Chief Financial Officer